Exhibit 99(p)(xvi)
NISA Investment Advisors, L.L.C.
Code of Ethics*
Standards of Professional Conduct**
     The following is a general overview of the standards expected of all employees. Many of these standards are explained and expanded in further detail in other sections of this Compliance Manual. If policies overlap or conflict, the employee shall abide by the more stringent standard. Since these policies are adapted from the CFA Institute, not all of these policies may be applicable to all or any employees.
I. Overview
A.	The employee shall:
•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employer, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	Place the integrity of the investment profession and the interests of clients above his/her own personal interests.

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

•	Promote the integrity of, and uphold the rules governing capital markets.

•	Maintain and improve his/her professional competence and strive to maintain and improve the competence of other investment professionals.
B.	Whistleblower
The purpose of this policy is to provide protections for employees who, in good faith, report concerns regarding NISA’s business activities or the activities of NISA employees that may be illegal, unethical, dishonest or in contravention of NISA’s policies.
A “Whistleblower” as defined by this policy is a NISA employee who reports an activity that he/she believes to be illegal, unethical, dishonest or in contravention of NISA’s policies or an employee who, in the course of an investigation of alleged illegal, unethical or dishonest activity, provides information requested by those investigating such allegations.
If an employee has knowledge of, or a concern about, illegal, unethical or dishonest activity or an activity that contravenes NISA’s policies, the employee should contact his/her immediate supervisor, the President, General Counsel, Chief Compliance Officer, Manager — Human Resources & Administration or a NISA Ombudsman.

*	NISA’s Code of Ethics applies to all employees, temporary workers and consultants working for NISA.

**	Adapted from the CFA Institute Standards of Professional Conduct, effective January 1, 2006.

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A Whistleblower is entitled to confidentiality to the extent possible, and to protections from reprisal or retaliation as a result of reporting such allegations or cooperating in the investigation of such allegations. The confidentiality of a Whistleblower shall be maintained to the extent practical and consistent with NISA’s obligation and the need to undertake a full and fair investigation of the activity. Further, no employee of NISA shall retaliate against a Whistleblower. This includes, but is not limited to, protection from retaliation in the form of an adverse employment action such as termination, compensation decreases, poor work assignments and/or threats of physical harm. Any Whistleblower who believes he/she is being retaliated against must contact the President, General Counsel, Chief Compliance Officer, Manager — Human Resources & Administration or a NISA Ombudsman immediately. The right of a Whistleblower to protection against retaliation does not include immunity for any personal wrongdoing on the part of the Whistleblower that may have occurred, whether related to the activity in question or otherwise.
All reports from employees of alleged illegal, unethical or dishonest activities or an activity that contravenes NISA’s policies shall be promptly submitted to the General Counsel, who will coordinate the investigation, reporting and resolution of the matter.
An employee who knowingly files a false report of wrongdoing shall be subject to discipline up to and including termination.
Any questions regarding this policy should be directed to the Manager — Human Resources & Administration.
II. Standards of Professional Conduct
A.	Professionalism
1.	Knowledge of the Law

The employee shall understand and comply with all applicable laws, rules, and regulations of any government, regulatory organization, licensing agency, or professional association governing his/her professional activities. In the event of conflict, the employee shall comply with the more strict law, rule, or regulation. The employee shall not knowingly participate or assist in, must dissociate from, and must notify the appropriate personnel at NISA of any violation of such laws, rules, or regulations.

2.	Independence and Objectivity

The employee shall use reasonable care and judgment to achieve and maintain independence and objectivity in his/her professional activities. The employee shall not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise his/her own or another’s independence and objectivity.

3.	Misrepresentation

The employee shall not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

4.	Misconduct

The employee shall not engage in any professional conduct involving dishonesty, fraud or deceit, or commit any act that reflects adversely on his/her professional reputation, integrity, or competence.

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B.	Integrity of Capital Markets
1.	Material Nonpublic Information

If the employee possesses material nonpublic information that could affect the value of an investment, he/she shall not act or cause others to act on the information.

2.	Market Manipulation

The employee shall not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.
C.	Duties to Clients
1.	Loyalty, Prudence, and Care

The employee has a duty of loyalty to NISA’s clients and must act with reasonable care and exercise prudent judgment. In performing its investment management duties, the employee shall act for the benefit of NISA’s clients and place NISA’s clients’ interests before NISA’s or his/her own interests. In relationships with clients, the employee shall determine applicable fiduciary duty and shall comply with such duty to persons and interests to whom it is owed.

2.	Fair Dealing

The employee shall deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

3.	Suitability
a.	Each employee understands that the advisory relationship with a client is between NISA and the client. Accordingly, if it is within such employee’s responsibilities at NISA, he/she must:
(1)	Make a reasonable inquiry into a client’s or prospective client’s investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action, and must reassess and update this information regularly.

(2)	Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

(3)	Judge the suitability of investments in the context of the client’s Guidelines.
b.	When the employee is responsible for managing a portfolio to a specific mandate, strategy, or style, he/she shall only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.
4.	Performance Presentation

When communicating investment performance information, the employee shall make reasonable efforts to determine that it is fair, accurate, and complete as further detailed in Section VI.A.

5.	Preservation of Confidentiality

The employee shall keep information about current, former, and prospective clients confidential unless:
a.	The information concerns illegal activities on the part of the client or prospective client.

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b.	Disclosure is required by law, a court or a regulatory agency.

c.	The client or prospective client permits disclosure of the information.

d.	Directed by the President, General Counsel or Chief Compliance Officer to do so. See Section II. H. for more information.
D.	Duties to Employers
1.	Loyalty

In matters related to his/her employment, the employee shall act for the benefit of NISA and not deprive NISA of the advantage of his/her skills and abilities, divulge confidential information, or otherwise cause harm to NISA.

2.	Additional Compensation Arrangements

The employee shall not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, NISA’s interest. See Section II. E. for more information.

3.	Responsibilities of Supervisors

The employee shall make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to his/her supervision or authority.
E.	Investment Analysis, Recommendations, and Action
1.	Diligence and Reasonable Basis

The employee shall, as appropriate:
a.	Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

b.	Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.
2.	Communication with Clients and Prospective Clients

The employee shall:
a.	Disclose to clients and prospective clients the basic format and general principles of the investment processes used to analyze investments, select securities, and construct portfolios, and must promptly disclose any changes that might materially affect those processes.

b.	Use reasonable judgment in identifying which factors are important to his/her investment analyses, recommendations, or actions, and include those factors in communications with clients and prospective clients.

c.	Distinguish between fact and opinion in the presentation of investment analysis and recommendations.
3.	Record Retention

The employee shall develop and maintain appropriate records to support his/her investment analysis, recommendations, actions, and other investment-related communications with clients and prospective clients.

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F.	Conflicts of Interest
1.	Disclosure of Conflicts

The employee shall make full and fair disclosure to the President, General Counsel or Chief Compliance Officer of all matters that could reasonably be expected to impair his/her independence and objectivity or interfere with respective duties to NISA, NISA’s clients and NISA’s prospective clients. The employee shall verify that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

2.	Priority of Transactions

Investment transactions for clients and employers must have priority over investment transactions in which the employee has a beneficial interest.

3.	Referral Fees

The employee shall disclose to the Legal/Compliance Group, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to, others for the recommendation of products or services.
(02/2007)

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NISA Investment Advisors, L.L.C.
Code of Ethics*
Insider Trading Detection and Prevention
I. Policy on Insider Trading
A.	Introduction

NISA seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our advisory clients is something we value and endeavor to protect. To further that goal, this Policy specifies procedures to prevent improper trading activities resulting from the use of material, nonpublic information in securities transactions.

Trading securities, whether for a personal portfolio or for NISA’s clients, while in possession of material, nonpublic information, or improperly communicating that information to others, may expose the employee to stringent penalties. Criminal sanctions may include a fine of $1,000,000 or more and/or ten or more years of imprisonment. Moreover, the SEC can recover the profits gained or losses avoided through insider trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring the employee from the securities industry. The employee may also be sued by investors seeking to recover damages for insider trading violations. Regardless of whether a government inquiry or private lawsuit occurs, NISA views seriously any violation of this Policy.

B.	Scope of the Policy

This Policy is drafted broadly; it will be applied and interpreted in a similar manner. This Policy applies to securities trading and information handling by NISA employees for NISA’s clients’ portfolios as well as personal portfolios subject to Section II. C. of this Compliance Manual.

The law of insider trading is unsettled. An individual may legitimately be uncertain about the application of the Policy in a particular circumstance. Often, a single question can prevent disciplinary action or complex legal problems. The employee should direct any questions relating to the Policy to the General Counsel or Chief Compliance Officer. The employee also must promptly notify the General Counsel or Chief Compliance Officer if the employee has any reason to believe that a violation of the Policy has occurred or is about to occur, or if the employee believes he/she may be in possession of material, non-public information.

C.	General Policy on Insider Trading

No person to whom this Policy applies, including the employee, may trade, either personally or on behalf of others (including accounts managed by NISA), while in possession and on the basis of material, nonpublic information; nor may NISA personnel communicate material, nonpublic information to others in violation of the law. This Section reviews principles important to the Policy.

*	NISA’s Code of Ethics applies to all employees, temporary workers and consultants working for NISA.

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1.	What is Material Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information that would likely affect the price of a company’s securities if disclosed. No simple “bright line” test exists to determine when information is material; an assessment of materiality involves a highly fact-specific inquiry. For this reason, the employee shall direct any questions about whether information is material to the General Counsel or Chief Compliance Officer.

Material information also may relate to the market for a company’s securities. Information about NISA’s trading, as well as information about a significant order to purchase or sell securities may be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the WALL STREET JOURNAL’s Heard on the Street column.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, Bloomberg, the Dow Jones “tape,” the WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. NISA may make investment decisions on the basis of our conclusions formed through such contacts and analysis of publicly-available information. Moreover, in the course of providing certain investment advisory services to public companies, NISA employees may become aware of material, nonpublic information, in which case difficult legal issues may arise. This could happen, for example, (i) if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, (ii) if an investor relations representative makes a selective disclosure of adverse news to a handful of investors, or (iii) if NISA’s public company client, or potential client, discloses news or strategies related to the company to NISA employees and such information has not been disclosed publicly. In such situations, NISA must make a judgment as to its further conduct. To protect employees, our clients and NISA, the employee shall contact the General Counsel or Chief Compliance Officer as soon as possible if the employee believes that he may have received material, nonpublic information. NISA has set up “information barriers” to prevent employees on NISA’s trading desks from learning potentially material nonpublic information. See II. B. and II. C. below for additional information.

4.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary fluctuations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received

Section II.	Code of Ethics B. Insider Trading Detection and Prevention	Page 2

from the tender offeror, the target company, or anyone acting on behalf of either. NISA employees and others subject to this Policy should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

5.	Identifying Inside Information

Before the employee executes any trade for himself or others, including any accounts managed by NISA, the employee must determine whether he has access to material, nonpublic information. If the employee thinks that he might have access to material, nonpublic information, the employee shall take the steps outlined in II. below.
The employee shall consult ONLY with the President, Chief Compliance Officer or General Counsel before taking any action. This degree of caution is designed to protect the employee, NISA’s clients and NISA.
II.	Procedures to Implement the Policy on Insider Trading

The following procedures have been established to aid NISA employees in avoiding insider trading, and to aid NISA in preventing, detecting and imposing sanctions against insider trading. Every NISA employee shall follow these procedures or risk serious sanctions, up to and including termination of employment, substantial personal liability and criminal penalties. If there are any questions about these procedures, the employee shall consult the General Counsel or Chief Compliance Officer.
A.	Personal Securities Trading

All employees are subject to NISA’s Personal Securities Transactions Policy set out in Section II. C. of this Compliance Manual.

B.	Access to Material Nonpublic Information

If the employee thinks that he/she might have access to or knowledge of material nonpublic information, the employee shall take each of the following steps:
1.	Report the information and proposed trade, if any, as soon as possible to the General Counsel or Chief Compliance Officer. The information must be reported regardless of whether any trade is contemplated by the employee or others.

2.	Do not purchase or sell the securities on behalf of the employee or others, including accounts managed by NISA.

3.	Do not communicate the information inside or outside NISA, other than to the General Counsel or Chief Compliance Officer.

4.	After the General Counsel or Chief Compliance Officer has reviewed the issue, the Legal/Compliance Group will determine whether the information is material and nonpublic and, if so, what action NISA should take. Should he or she deem it necessary, the appropriate officer shall advise the employee of his determination.
C.	Restrictions on Disclosures

NISA employees shall not disclose any nonpublic information (whether it is material or not) relating to NISA or its securities transactions to any person outside of NISA (unless such disclosure has been authorized by the General Counsel or the Chief Compliance Officer).

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Potentially material, nonpublic information learned as a result of our research efforts or through an inadvertent disclosure by a client or a potential client may not be communicated to anyone, including persons within NISA, except as provided in II. B. above.

Certain types of investment management assignments increase the likelihood that information disclosed by a public company prior to or in the course of the engagement may constitute material nonpublic information (such engagements and prospective engagements are termed “restricted engagements”). The following procedures shall be followed in connection with each prospective or new client, or a change or additional strategy of an existing client:
In connection with each prospective or new engagement for a public company, the Client Services Group shall determine whether (i) the engagement is of a type in which NISA is likely to receive potentially material nonpublic information, and (ii) the public company has outstanding securities of a type that NISA could reasonably anticipate buying or selling for NISA clients.
1.	If neither of the above is true, or if (i) is false but (ii) is true, then the account may be set up without any additional restrictions. The employee should continue to be aware of potential insider trading issues in connection with any additional information he may receive from a client or prospective client.

2.	If (i) is true but (ii) is false, then the account may be set up without any additional restrictions. The employee should continue to be aware of potential insider trading issues in connection with his personal securities trading in connection with securities of such clients.

3.	If (i) and (ii) are true, then the individual in the Client Services Group responsible for the coordination of the account shall notify the Legal/Compliance Group of the prospective or new engagement as soon as possible. If the Legal/Compliance Group, after consultation with the President, determines that the engagement should be a “restricted engagement,” then the Legal/Compliance Group shall implement measures to secure information that may be material nonpublic information. These procedures shall include restricting (i) access to physical files containing potentially material, nonpublic information, (ii) access to computer files containing such information, and (iii) communications about the potentially material nonpublic information among employees with access to such information and those without access to such information. The Legal/Compliance Group shall notify all employees involved in a “restricted engagement” that such engagement is restricted. NISA’s employees should be aware that conversations containing potentially material nonpublic information, if appropriate at all, should be conducted in private (for example, not in the general vicinity of the trading desks and not by cellular telephone, to avoid potential interception).
Periodically, the Legal/Compliance Group shall review the “restricted engagements” list to determine whether an engagement or prospective engagement may no longer need to be a “restricted engagement” and add new engagements as necessary. For example, if the nonpublic information that NISA may have received has become public, then the engagement may no longer be deemed restricted.

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D.	No Trade or Restricted Trade Orders

NISA reserves the right at any time to name one or more securities with respect to which no trading (or only limited trading) will be allowed as determined by the President, Chief Compliance Officer or General Counsel. If NISA issues such a no-trade or restricted trade order, the existence of such order and the security(ies) subject to such order are to be kept strictly confidential, as determined by the President, Chief Compliance Officer or General Counsel. These restrictions may be applied to trading for NISA’s clients as well as personal securities transactions that are subject to NISA’s policies. These restrictions shall be communicated by the Legal/Compliance Group to the appropriate employees.
III.	Supervisory Procedures

The Legal/Compliance Group has the primary responsibility for implementing and maintaining this policy. Supervisory Procedures can be divided into two classifications — prevention of insider trading and detection of insider trading.
A.	Prevention of Insider Trading

To prevent insider trading, the Legal/Compliance Group shall:
1.	Undertake such educational activities as it deems necessary to familiarize employees with NISA’s policy and procedures;

2.	Answer questions regarding NISA’s policy and procedures;

3.	Resolve issues of whether information received by a NISA employee is material and nonpublic and determine what action, if any, should be taken;

4.	Determine whether a prospective or new engagement should be a “restricted engagement”;

5.	Implement measures to secure information related to “restricted engagements”;

6.	Review on a regular basis and update as necessary NISA’s policy and procedures and list of “restricted engagements”; and

7.	When it has been determined that a NISA employee has material, nonpublic information:
a.	Implement measures to prevent dissemination of such information, and

b.	If necessary, restrict trading in the relevant securities.
B.	Detection of Insider Trading

To detect insider trading, the Legal/Compliance Group shall:
1.	In approving personal securities transactions, consider restricted and potentially restricted clients and prospective clients;

2.	Review the quarterly personal securities trading reports filed by each employee;

3.	Review the trading activity of the accounts managed by NISA;

4.	Review trading activity of NISA’s proprietary account, if any;

5.	Promptly investigate all reports of any possible violations of NISA’s Insider Trading Detection and Prevention Policy; and

6.	Coordinate the review of such reports with other appropriate NISA employees.

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C.	Special Reports to Management

Promptly upon learning of a potential violation of NISA’s Insider Trading Detection and Prevention Policy, the Legal/Compliance Group shall prepare a written report to the President providing full details, which may include: (i) the name of particular securities involved, if any; (ii) the date(s) the Legal/Compliance Group learned of the potential violation and began investigating; (iii) the accounts and individuals involved; (iv) actions taken as a result of the investigation, if any; and (v) recommendations for further action.
(02/2007)

Section II.	Code of Ethics B. Insider Trading Detection and Prevention	Page 6

NISA Investment Advisors, L.L.C.
Code of Ethics*
Personal Securities Transactions
I.	Overview

As part of fulfilling NISA’s fiduciary duty to clients and in order to comply with applicable laws, this policy shall govern employees’ securities transactions. This policy covers (i) the employee’s trading of securities for accounts other than those of NISA’s clients, and (ii) trading by other persons for any account in which the employee has a beneficial interest. For purposes of this policy, the following are included within the meaning of accounts in which the employee has beneficial ownership: accounts involving (a) the employee’s spouse or minor children or person(s) whose relationship to the employee is similar to that of a spouse or minor child, (b) any relative of the employee (or employee’s spouse) living in the same household as the employee, or (c) any other person if the employee obtains benefits from the accounts of such person substantially equivalent to those of ownership.

Definition of Security. For purposes of this policy, the term “security” means any interest or instrument commonly known as a security, whether debt, equity, or commodities, including but not limited to, options on such instruments.

For the purpose of this policy only, the foregoing definition of security notwithstanding, securities in portfolios managed by an independent third party fiduciary, shares of open-end investment companies (mutual and money market funds) or interests in collective trusts not managed or subadvised by NISA, securities representing direct U.S. Government obligations, variable insurance products, and certain high quality short-term investments, commercial paper, bankers’ acceptances, and certificates of deposit are not considered securities (except for the prohibitions stated in II. C. below with respect to the “60-day rule”).

Because the personal securities transactions of the employee may conflict with NISA’s duty to its clients, the personal securities transactions of all employees shall be closely monitored and regularly reviewed by the Legal/Compliance Group to verify compliance with this policy. The Legal/Compliance Group will consider, among other things, whether the employee’s specific personal securities transactions conflict with recommendations or transactions in NISA’s clients’ accounts.

Certain high-risk trading activities, if used in the management of the personal trading portfolios, pose additional risks not only because of the nature of the securities transactions themselves, but also because of the potential that the action necessary to close out the transactions may become prohibited during the term of the transactions. An example of such activities includes trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at certain predetermined prices. NISA employees should understand that in addition to involving special risks, the employee may find himself “frozen” in a position.

The President, Chief Compliance Officer or General Counsel may prohibit trading in any security at any time without advance notice.

NISA shall not bear any losses incurred in personal accounts as a result of this policy.

*	NISA’s Code of Ethics applies to all employees, temporary workers and consultants working for NISA.

Section II.	Code of Ethics C. Personal Securities Transactions	Page 1

II.	Personal Trading Policy

The purchase of shares of Energizer Securities or the American Beacon Treasury Inflation Protected Securities Fund is prohibited.
A.	Pre-approval of a personal security transaction (buy or sell) by the appropriate person as described in III. below and the General Counsel or Chief Compliance Officer is required prior to execution.

B.	Purchase of Private Placements and Initial Public Offerings of equity or equity-related securities is prohibited if any member of the syndicate group is a firm with whom NISA currently does business or with whom NISA anticipates doing business. Pre-approval of a purchase of Private Placements and Initial Public Offerings must include pre-approval by the Chief Compliance Officer or the General Counsel to ascertain that no member of the syndicate group is a firm with which NISA currently does business or with which NISA anticipates doing business.

C.	In order to encourage long term investing, NISA has adopted the “60-day rule” which prohibits employees from the purchase and sale or sale and purchase of the same (or equivalent) securities within sixty (60) calendar days. This rule applies to all financial instruments including those not defined as securities for purposes of this policy (except money market funds), and to strategies that, in effect, accomplish the foregoing. Any profits realized on such short-term trades will be required to be disgorged and will be donated to a charitable organization chosen by the Chief Compliance Officer or President.

D.	The following are prohibited:
1.	Margin trading, or strategies that could result in the account being margined;

2.	Short sales;

3.	Orders other than “same-day” orders; and,

4.	Holding more than one (1) percent of the outstanding securities of any one publicly traded company.
E.	The Legal/Compliance Group shall regularly review trading activity to determine whether, after consultation with the President, further limits should be placed on employee trading.

F.	Employees shall maintain accounts and execute transactions only with brokerage firms that do not do business with NISA, unless advance written approval is obtained from the President, Chief Compliance Officer or General Counsel.
III.	Pre-approval Process
A.	The employee shall complete the Personal Securities Transaction Approval Request Form (the “PST Approval Form”), available on the NISAnet, for any transactions requiring pre-approval.

B.	The employee shall obtain written confirmation on the PST Approval Form from a Senior Investment Officer, Fixed Income Trading (for bond trades), the Director of Equity Portfolio Trading (for equity trades), or their designated representatives, stating by their approval of each security on the PST Approval Form that NISA does not have an order pending, does not anticipate an order on the current day or next day and has not executed an order on the current day or on the prior trading day in that particular security or related security of the same issuer.

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C.	Once the appropriate trading desk representative has approved the proposed personal security(ies) trade , the employee shall present the form to the General Counsel or Chief Compliance Officer for approval, such approval to be evidenced by the General Counsel’s or Chief Compliance Officer’s signature on the PST Approval Form. Once pre-approved, the trade may be executed. A pre-approved trade can only be executed on the day it is approved. If a pre-approved trade is not executed on the day it is approved, the pre-approval expires and the approval process described above must be repeated.

D.	Once a pre-approved trade is executed, the employee shall enter the trade into NISA’s trade monitoring system within seven (7) calendar days and submit the original fully completed PST Approval Form to the Legal/Compliance Group.
IV.	Reporting

The requirements listed below apply to all accounts that hold instruments that meet the definition of security as described in I. above.
A.	Employees are required to disclose each brokerage account’s broker name, account holder, the name and number of shares held in the account, the trading authority and account number to the Legal/Compliance Group within seven (7) calendar days of (i) starting employment at NISA, (ii) any opening of a new brokerage account, (iii) of being granted trading authority in an account or obtaining beneficial ownership in an account as described in I. above, or (iv) upon request from the Legal/Compliance Group, which shall be no less than annually. The Legal/Compliance Group shall direct the broker to mail duplicate account statements to NISA and the employee shall consent to such request if required by the broker.

B.	All employees shall submit a report listing all securities transactions for each calendar quarter within seven (7) calendar days of a quarter’s end. The report shall include: (i) the name of the security and the ticker (for equity) or the cusip (for debt), (ii) the number of shares in the transaction, (iii) the date of the transaction, (iv) the nature of the transaction (i.e., purchase, sale or other acquisition or disposition), (v) the price, (vi) the name of the broker or bank with whom the transaction was effected, and (vii) the date the report is submitted. The report shall include all acquisitions and dispositions including, but not limited to: programs that automatically reinvest dividends, charitable contributions, acquisition or disposition through gift or inheritance or through the exercise of warrants. The acquisition of securities through merger, acquisition or spin-offs, programs that automatically reinvest dividends, gift, inheritance or the exercise of warrants do not have to be pre-approved, but shall be reported. Similarly, the disposition of securities through charitable contributions or gifts need not be pre-approved, but shall be reported. The Legal/Compliance Group shall determine whether securities transactions reports are accurate, comply with applicable policies, and are received in a timely manner.

C.	Each quarter, all employees shall attest that they have complied with the 60-day rule with respect to all financial instruments except money market funds and attest that they disclosed all new accounts subject to the policy.

D.	The Legal/Compliance Group shall regularly review all relevant documents for compliance with this policy.
It is not possible that this policy will cover all situations. We rely on our employees operating with the clients’ best interests in mind. Any questions on the application of this policy to a particular situation should be directed to the Legal/Compliance Group.
(02/2007)

Section II.	Code of Ethics C. Personal Securities Transactions	Page 3

NISA Investment Advisors, L.L.C.
Code of Ethics*
Political Contributions
Pay to Play Policy
NISA is committed to maintaining the integrity of its relationships with its government and public fund clients. In order to prevent the practice of making contributions to government officials, candidates, or trustees of public funds in order to influence the awarding/retention of advisory contracts (known as “pay-to-play”), employees are prohibited from making certain political contributions.
Employees are prohibited from making, directly or indirectly, contributions to any state or local officer or candidate for state or local office for whom the employee cannot vote.
Moreover, due to the potential conflict of interest, employees shall obtain pre-approval from the President, General Counsel or Chief Compliance Officer prior to making any contribution to any charity at the behest of any state or local employee, state or local office holder or candidate for such office.
Employees are permitted to make limited monetary contributions to state or local officials or candidates for state or local office for whom the employee can vote. These contributions may not exceed an aggregate of $250 per candidate annually. This aggregate includes contributions made by the employee’s immediate family. For the purpose of this policy, immediate family shall mean spouse and dependents only.
Upon request, employees shall disclose any contributions covered by this policy.
(02/2007)

* NISA’s Code of Ethics applies to all employees, temporary workers and consultants working for NISA.

Section II.	Code of Ethics D. Political Contributions	Page 1

NISA Investment Advisors, L.L.C.
Code of Ethics*
Gifts
I.	Overview

The giving or receiving of gifts and related items described below, to or from persons doing business or seeking to do business with NISA, could raise questions as to the independence of our judgment or harm NISA’s business reputation. The mere perception of impropriety may damage NISA’s client relationships and business reputation. In order to avoid compromising or potentially compromising situations, and to reinforce the perception of clients and vendors that all of our business transactions take place on a professional and ethical level, NISA has instituted this policy governing gifts, with which all employees shall comply.

No employee shall give or receive, directly or indirectly, business-related gifts, favors, entertainment, special accommodations, or other things of material value, that could place the employee or NISA in a compromising position, or create an actual or perceived conflict of interest.

This policy is intended to provide guidance, and cannot anticipate every situation. Each employee must use his/her own discretion to determine whether a gift(s) violates this policy. Questions concerning this policy should be addressed to the General Counsel or Chief Compliance Officer.

II.	Gift Policy
A.	Gifts from vendors that compete for NISA’s business

Meals and entertainment shall not be accepted. All other gifts shall be turned over to the Compliance Group and will either be shared with the entire office, distributed to employees via lottery, contributed to charity, or returned at the discretion of the President or Chief Compliance Officer.

B.	Gifts from other sources

In general, employees may accept gifts from clients and other business associates; however, any business-related gift shall be evaluated by the recipient for appropriateness, considering the nature of the gift (e.g., cash and cash equivalents are NEVER appropriate) and the relationship of the gift giver. Each such business-related gift with a market value of over $100 shall be promptly reported by the employee in writing to the Legal/Compliance Group. Employees are encouraged to share gifts with co-workers.

C.	Gifts to clients, customers or prospective clients

In general, employees shall not provide any business-related gift to a client, customer or prospective client or their agents if the purpose of the gift is to influence the recipient in the performance of his/her job, including influencing the awarding/retention of advisory contracts or recommending NISA to another party. No employee shall provide any extraordinary or extravagant gift (deemed to be anything with a market value greater than

*	NISA’s Code of Ethics applies to all employees, temporary workers and consultants working for NISA.

Section II.	Code of Ethics E. Gifts	Page 1

$100) to a client, customer or prospective client or their agents. The employee may provide reasonable and customary entertainment to a client, consultant or prospective client, including their agents, consultants and other advisors. The Investment Management Agreement, Guidelines or other documents of a client may prohibit or limit gifts conferred to such clients. Moreover, certain laws or rules in various jurisdictions may prohibit or limit gifts given to a client. Employees shall consult with the President, Chief Compliance Officer or General Counsel prior to bestowing any gift (including, for example, entertainment at which the NISA employee is not present) to a client. NISA’s customary annual holiday gifts and reasonable customary entertainment need not be pre-approved.

Should any employee make a personal gift to a client, consultant or prospective client or their agents, including any entertainment, each such gift with a market value of over $150 shall be promptly reported by the employee in writing to the Legal/Compliance Group.

D.	Prohibition on Solicitation

Employees are expressly prohibited from soliciting for themselves, NISA or others gifts, entertainment or anything of value from any source.

E.	Reporting

Gifts given or received that are in violation of this policy shall be promptly reported to the General Counsel or Chief Compliance Officer, who shall decide on an appropriate course of action.
(02/2007)

Section II.	Code of Ethics E. Gifts	Page 2

NISA Investment Advisors, L.L.C.
Code of Ethics*
Conflicts of Interest
As a fiduciary, NISA has an affirmative duty to act in the best interests of its clients and for the sole benefit of the client. Each employee shall act for the benefit of NISA’s clients and shall not participate in any activities that may conflict with any client interests. In addition, each employee shall avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of NISA’s clients. Contact the President, Chief Compliance Officer or General Counsel for more information or questions about conflicts of interest.
The interests of NISA’s clients shall always be placed first. The employee shall not take action with respect to client accounts, for his or her personal benefit rather than the benefit of the client. In addition, the employee shall not favor one client over another client for any reason.
An actual or potential conflict of interest occurs when, for example, the employee is in a position to influence a decision that may result in a benefit to any person or entity other than NISA’s client as a result of NISA’s business dealings.
Personal benefit may result if a person or entity other than NISA’s client receives any benefit or consideration as a result of any transaction or business dealings involving NISA.
The employee shall not engage in any transactions with outside firms that could result in unusual gains for those firms. Unusual gain refers to bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls designed to ultimately benefit either NISA, the employee, such other person or any of them. Promotional plans that could be interpreted to involve unusual gains to outside firms require approval by the President.
The foregoing are just a few examples of conflicts of interest. The employee must use his or her discretion to be aware of potential or actual conflicts of interest.
No “presumption of guilt” is created by the mere existence of a relationship with an outside firm. However, if the employee has any influence on transactions involving purchases, contracts, or leases on NISA’s behalf, it is imperative that he or she disclose to the President, Chief Compliance Officer or General Counsel prior to or immediately upon becoming aware of the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties. No employee shall knowingly take any action while a conflict of interest or a potential conflict of interest exists.
(02/2007)

* NISA’s Code of Ethics applies to all employees, temporary workers and consultants working for NISA.

Section II.	Code of Ethics F. Conflicts of Interest	Page 1

NISA Investment Advisors, L.L.C.
Code of Ethics*
Outside Activities
The employee may perform outside activities as long as he or she meets the performance standards of his or her job with NISA. All employees shall be judged by the same performance standards as their peers and are subject to NISA’s scheduling demands, regardless of any existing outside activities.
NISA’s fiduciary duty to its clients dictates that we devote our professional attention to their interests, above our own or those of other organizations. Accordingly, the following restrictions apply:
Employment activities:
•	No employee shall serve on a board of directors of a public company without the approval of the President.

•	No employee shall serve on a creditors committee without the approval of the President.

•	The employee may serve on a board of directors of a private entity or otherwise participate in such entity, provided the employee shall promptly resign if the entity goes public during such time.

•	The employee shall obtain prior approval in writing from his/her two most immediate supervisors before conducting any outside employment activities. In determining whether to grant such approval, the supervisor shall consider, among other things, whether such activity constitutes or may be perceived to constitute a conflict of interest.

•	Any change (other than termination of employment) in outside employment activities, including a change in status or responsibilities, shall be approved in advance by the employee’s two most immediate supervisors.
Other activities:
•	The employee may engage in other outside activities provided that such activities do not present a conflict of interest and will not harm NISA’s reputation.

•	Any outside activity that constitutes or may be perceived to constitute a conflict of interest is prohibited.
If NISA determines that the employee’s outside activities interfere with performance or the ability to meet the requirements of that person’s job at NISA as they may be modified from time to time, the employee may be asked to terminate the outside activities.
The employee shall not receive any income or material gain from individuals or entities outside NISA for materials produced or services rendered while the employee performs his job at NISA or while using NISA resources or in competition or services similar to NISA.
(02/2007)

* NISA’s Code of Ethics applies to all employees, temporary workers and consultants working for NISA.

Section II.	Code of Ethics G. Outside Activities	Page 1

NISA Investment Advisors, L.L.C.
Code of Ethics*
Non-Disclosure
The protection of confidential information and trade secrets is vital to NISA’s interests and success. It is NISA’s policy to keep all current, former and prospective client information strictly confidential and not to disclose any such information to third parties. Such confidential information includes, but is not limited to, the following:
•	Client names and client lists (including former clients)

•	Client preferences, strategies and investment intentions

•	Clients’ confidential information, including any financial information about the client obtained from a source other than publicly available sources

•	NISA’s financial information

•	Investment intentions, activities or strategies

•	Proprietary trading or portfolio management strategies

•	Portfolio holdings

•	New product research

•	Pending projects and proposals

•	Marketing strategies

•	Research and development strategies

•	Technological data

•	Technological prototypes
The employee shall not reveal any confidential information except to employees at NISA who need to know that information in order to carry out their duties to clients. NISA shall not disclose information about any client to third parties except as necessary to establish and manage the client’s account(s), as requested by the client, as permitted by the client, as required by applicable law, regulatory agency or court of competent jurisdiction or as directed by the President, Chief Compliance Officer or General Counsel.
All employees shall sign a non-disclosure agreement as a condition of employment. Any employee who improperly uses or discloses confidential information is subject to the penalties discussed in Section I. of this manual, even if he or she does not actually benefit from the disclosed information.
All information is the sole property of NISA.
(02/2007)

* NISA’s Code of Ethics applies to all employees, temporary workers and consultants working for NISA.

Section II.	Code of Ethics H. Non-Disclosure	Page 1

NISA Investment Advisors, L.L.C.
Code of Ethics*
Network Users Policy
I.	Introduction

The computer network and associated files are a key component of NISA’s operations and are the sole property of NISA. For purposes of this policy, network shall mean any computer equipment owned by NISA and any computer or other electronic device (including NISA-owned Blackberries) used to access or store programs and files owned by NISA. To maintain orderly operations and reduce threats to the computer network, NISA has developed the following Network Users Policy.

Because it is not possible to list all forms of behavior that are considered unacceptable and/or that may pose a threat to our network, all employees are expected to use NISA’s computer equipment and network resources in a reasonable and responsible manner.

II.	Privacy

NISA reserves the right to monitor all aspects of network use, including personal computers attached to the network and to inspect all files, including personal files. Employees have no privacy, or any expectation of privacy, with respect to the content of any documents or e-mails, and employees shall expect that all documents and e-mails will be reviewed by NISA, its auditors, regulators and other parties.

III.	Policy
A.	General Network User’s Policy
1.	Passwords and IDs

The employee shall not share his password(s) with anyone. The employee is solely responsible for any action that occurs under his/her network ID.

2.	Unauthorized Access

The employee shall not delete, examine or modify any data belonging to another user without his/her consent. The employee shall not attempt to decrypt other users’ passwords or secure a higher level of network privilege.

3.	Limited Access

The employee shall not use the network to access any written or visual materials that could be considered violent, intimidating, hostile, abusive, offensive or inappropriate to or in the workplace.

4.	Copying Files

The employee shall not copy any files saved on the network for his/her personal use with the prior approval of his/her immediate supervisor and the General Counsel.

5.	Password Protected Files

The employee shall not password protect a file without the prior approval of his/her immediate supervisor and the Chief Compliance Officer or General Counsel.

* NISA’s Code of Ethics applies to all employees, temporary workers and consultants working for NISA.

Section II.	Code of Ethics I. Network Policy	Page 1

6.	Unattended Workstations

The employee shall log out of the network or otherwise secure his/her workstation when leaving his/her desk for longer than fifteen (15) minutes.

7.	Network logout

The employee shall log out of the network before leaving the office each day or upon notice from the network that time has expired. The System Administrator shall maintain a log of users who do not log out of the network each evening and send an e-mail to such persons informing them that they must log out each evening, copying the Chief Compliance Officer and such person’s immediate supervisor.

8.	Installing software

Employees are prohibited from installing any software on their computer or the network regardless of whether the software is used for personal or business purposes. The only persons who may install any software on the network are members of the Information Technology Group.
B.	Internet Policy

NISA network users shall adhere to local, state, and international laws when using the Internet, and use it in a manner that is ethical, legal, and not to the detriment of others.

C.	E-Mail Policy

All external and internal e-mails sent from, and received at, any NISA-owned domain (e.g., nisanet.com) or from e-mail accounts maintained by Bloomberg or other providers from whom NISA contracts services are the exclusive property of NISA. Sending junk e-mail or chain letters is prohibited. Forgery of e-mail is prohibited.

D.	Instant Messaging

The use of instant messaging, other than through Bloomberg, is prohibited.

E.	Anti-Virus Network Policy

The introduction of computer viruses to the network, either intentionally or unintentionally, is a serious offense. If an infection is traced to the employee’s files, the System Administrator shall notify the Chief Compliance Officer and the employee’s supervisor. The employee shall follow the Virus Detection and Prevention Procedures posted on the NISAnet from time to time.

It is critical that you notify Systems personnel immediately when your system detects a virus. DO NOT log out of the network. DO NOT try to remove the virus yourself.
(02/2007)

Section II.	Code of Ethics I. Network Policy	Page 2